EXHIBIT 99.1

Broadridge Reports Fourth Quarter and Fiscal 2021 Results
Fiscal Year 2021 Recurring Revenue Growth of 10%

Diluted EPS grew by 18% and Adjusted EPS grew by 13%

Raising Annual Dividend 11% to $2.56 Per Share

Fiscal Year 2022 Guidance of 12-15% Recurring Revenue Growth and 11-15% Adjusted EPS Growth
NEW YORK, N.Y., August 12, 2021 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter and fiscal year 2021. Results compared with the same period last year were as follows:

Summary Financial Results	Fourth Quarter			Fiscal Year
Dollars in millions, except per share data	2021	2020	Change	2021	2020	Change

Recurring fee revenues	$1,065	$930	15%	$3,333	$3,036	10%
Total revenues	$1,532	$1,362	12%	$4,994	$4,529	10%

Operating income	281	299	(6%)	679	625	9%
Margin	18.4%	21.9%		13.6%	13.8%

Adjusted Operating income - Non-GAAP	349	335	4%	902	795	13%
Margin	22.8%	24.6%		18.1%	17.5%

Diluted EPS	$2.20	$1.97	12%	$4.65	$3.95	18%
Adjusted EPS - Non-GAAP	$2.19	$2.15	2%	$5.66	$5.03	13%

Closed sales	$118	$112	6%	$242	$239	2%
“Broadridge delivered strong fiscal year 2021 results, with 10% Recurring revenue growth, 13% Adjusted EPS growth, and record sales driven by increased investor participation and strong demand for digital solutions,” said Tim Gokey, Broadridge’s CEO.

“We have continued to invest in our long-term growth both organically and with the recent acquisition of Itiviti. We are also continuing to return cash to our shareholders, and we are raising our annual dividend by 11% to $2.56. Broadridge has increased its annual dividend every year since we became a public company, and we have announced double digit increases in eight of the past nine years, highlighting our commitment to delivering long-term shareholder returns,” Mr. Gokey added.

“Looking ahead to fiscal year 2022, we expect another strong year, with 12-15% Recurring revenue growth, continued margin expansion, and 11-15% Adjusted EPS growth. Broadridge continues to execute on our long-term strategic goals across Governance, Capital Markets and Wealth & Investment Management, and we remain on track to deliver at the higher end of our three-year financial objectives.”

Fiscal Year 2022 Financial Guidance

Recurring revenue growth	12-15%

Adjusted Operating income margin - Non-GAAP	~19%

Adjusted earnings per share growth - Non-GAAP	11 - 15%

Closed sales	$240 - 280M

Financial Results for Fourth Quarter Fiscal Year 2021 compared to Fourth Quarter Fiscal Year 2020
•Total revenues increased 12% to $1,532 million from $1,362 million in the prior year period.
◦Recurring fee revenues increased 15% to $1,065 million from $930 million. The increase was primarily driven by 5pts of net new business and 7pts of internal growth. Internal growth of 7pts was driven by ICS. Acquisitions also contributed 3pts of growth primarily from the acquisition of Itiviti Holding AB (“Itiviti”).
◦Event-driven fee revenues increased $5 million, or 8%, to $73 million, due to increased equity contests, capital markets and other communications.
◦Distribution revenues increased $21 million, or 5%, to $429 million, driven by an increase in the volume of customer communications.
•Operating income was $281 million, a decrease of $17 million, or 6%. Operating income margin decreased to 18.4%, compared to 21.9% for the prior year period due to higher amortization expense from acquired intangible assets as well as higher spend from growth initiatives, more than offsetting the growth in Recurring and Event-driven revenues.
◦Adjusted Operating income was $349 million, an increase of $14 million, or 4%. The increase in Adjusted Operating income was driven by higher recurring and event-driven revenues offset by higher spending on growth initiatives. Adjusted Operating income margin decreased to 22.8%, compared to 24.6% for the prior year period due to higher spend on growth initiatives.
•Interest expense, net was $18 million, an increase of $2 million, driven by higher average debt outstanding.
•The effective tax rate was 22.6% compared to 22.1% in the prior year period. The increase in the effective tax rate was driven by the reduced impact of discrete tax items relative to pre-tax income in the current period compared to the prior year period.
•Net earnings increased 13% to $260 million and Adjusted Net earnings increased 3% to $258 million.
◦Diluted earnings per share increased 12% to $2.20, compared to $1.97 in the prior year period and Adjusted earnings per share increased 2% to $2.19, compared to $2.15 in the prior year period.

Segment and Other Results for Fourth Quarter Fiscal Year 2021 compared to Fourth Quarter Fiscal Year 2020
Investor Communication Solutions (“ICS”)
•ICS total revenues were $1,222 million, an increase of $129 million, or 12%.
◦Recurring fee revenues increased $103 million, or 17%, to $719 million. The increase was attributable to 5pts of revenue from net new business and 12pts of revenue from internal growth. Internal growth benefited from higher volume of equity proxy, mutual fund and exchange-traded fund communications.

◦Event-driven fee revenues increased $5 million, or 8%, to $73 million, due to increased equity contests, capital markets and other communications.
◦Distribution revenues increased $21 million, or 5%, to $429 million primarily from an increase in the volume of customer communications.
•ICS earnings before income taxes were $291 million, an increase of $32 million, or 12%, primarily due to the increase in Recurring fee revenues and Event-driven fee revenues. Pre-tax margins increased to 23.9% from 23.8%.
Global Technology and Operations (“GTO”)
•GTO Recurring fee revenues were $346 million, an increase of $32 million, or 10%, driven primarily by 9pts of Recurring fee revenue growth from the Itiviti acquisition.
•GTO earnings before income taxes were $31 million, a decrease of $41 million, or 57%, compared to $72 million in the prior year period. The earnings decrease was driven by increased amortization of acquired intangibles, increased expenditures to implement and support new business, and spending on growth initiatives more than offsetting higher revenues from acquisitions. Pre-tax margins decreased to 9.0% from 23.0%.
Other
•Other Income before income tax increased to $6 million from a Loss before income tax of $39 million in the prior year period. The increase was primarily due to a non-operating gain on an acquisition-related financial instrument, partially offset by spend on growth and other initiatives, and higher performance-based compensation expense.

Financial Results for Fiscal Year 2021 compared to Fiscal Year 2020
•Total revenues increased 10% to $4,994 million from $4,529 million in the prior year period.
◦Recurring fee revenues increased 10% to $3,333 million from $3,036 million driven primarily by growth from 5pts of new business onboarding, 3pts of internal growth, and 2pts related to the impact of acquisitions. Internal growth of 3pts was driven by increased equity and interim positions in ICS and primarily higher equity trade volumes in GTO, partially offset by lower interest rates on cash balances we hold for retirement accounts, lower customer communication volumes, and lower GTO license revenues.
◦Event-driven fee revenues increased $59 million, or 33%, to $237 million, due to increased equity contests and mutual fund proxy and other communications.
◦Distribution revenues increased $104 million, or 7%, to $1,555 million, driven by an increase in the volume of customer and regulatory communications as well as the mix of customer communication mailings.
•Operating income was $679 million, an increase of $54 million, or 9%. Operating income margin decreased to 13.6% from 13.8% in the prior year period.
◦Adjusted Operating income was $902 million, an increase of $107 million, or 13%. Adjusted Operating income margin increased to 18.1%, compared to 17.5% for the prior year period.
◦The increase in Adjusted Operating income was due to the impact of higher Recurring fee revenues and higher Event-driven fee revenues.
•Interest expense, net was $55 million, a decrease of $4 million, from lower average interest rates on borrowings.
•The effective tax rate was 21.4% compared to 20.2% in the prior year period. The increase in the effective tax rate was driven by the reduced impact of discrete tax items.
•Net earnings increased 18% to $548 million and Adjusted Net earnings increased 13% to $667 million.
◦Diluted earnings per share increased 18% to $4.65, compared to $3.95 in the prior year period and Adjusted earnings per share increased 13% to $5.66, compared to $5.03 in the prior year period.
◦The increases in Diluted earnings per share and Adjusted earnings per share were primarily due to the increase in Recurring fee revenues and higher Event-driven fee revenues.

Segment and Other Results for Fiscal Year 2021 compared to Fiscal Year 2020
ICS
•ICS total revenues were $3,868 million, an increase of $376 million, or 11%.
◦Recurring fee revenues increased $213 million, or 11%, to $2,075 million. The increase was attributable to 5pts of revenue from net new business, 5pts of revenue from internal growth, and 1pt of revenue from acquisitions. Internal growth resulted from increased equity and interim positions, partially offset from the impact of lower interest rates on retirement cash accounts and lower volumes in customer communications.
◦Event-driven fee revenues increased $59 million, or 33%, to $237 million, primarily from increased equity contests and mutual fund proxy and other communications.
◦Distribution revenues increased $104 million, or 7%, to $1,555 million driven by an increase in the volume of customer and regulatory communications as well as the mix of customer communication mailings.
•ICS earnings before income taxes were $606 million, an increase of $141 million, or 30%, primarily due to the increase in Recurring fee revenues and Event-driven fee revenues. Pre-tax margins increased to 15.7% from 13.3%.
GTO
•GTO Recurring fee revenues were $1,258 million, an increase of $84 million, or 7%, driven primarily by Net New Business. Internal growth was impacted by higher equity trading volumes offset by lower license sales. Acquisitions contributed 3 points to growth primarily from the Itiviti Acquisition.
•GTO earnings before income taxes were $223 million, a decrease of $22 million, or 9%, compared to $245 million in the prior year period. The earnings decrease was due to expenditures to implement and support new business, increased amortization of acquired intangibles and spending on growth initiatives more than offsetting higher organic revenues and higher revenues from acquisitions. Pre-tax margins decreased to 17.7% from 20.9%.
Other
•Other Loss before income tax increased 5% to $153 million from $146 million in the prior year period. The increased loss before income taxes was primarily due to costs associated with the Company's real estate realignment initiative, including lease exit and impairment charges and other facility exit costs; higher performance-based compensation expense; higher spending on growth initiatives; and certain expenses associated with the Covid-19 pandemic; partially offset by a non-operating gain on a financial instrument designed to minimize the Company’s foreign exchange risk associated with the Itiviti acquisition net of acquisition-related costs; and charges associated with the agreement the Company entered into with International Business Machines Corporation for private cloud services (the “IBM Private Cloud Agreement”) that occurred in the prior year period.

Fourth Quarter 2021 Acquisitions

During the fourth quarter of fiscal year 2021, Broadridge completed two acquisitions with an aggregate purchase price of $2.6 billion
•Itiviti: Broadridge’s acquisition of Itiviti closed on May 12, 2021 at a purchase price of $2.6 billion. Itiviti is a leading provider of trading and connectivity technology to the capital markets industry. The acquisition of Itiviti extends the Company’s back office capabilities into the front office and deepens its multi-asset class solutions, better enabling the Company to help its clients adapt to a rapidly evolving marketplace. Itiviti is included in the Company’s GTO reportable segment.

•AdvisorStream Ltd. (“AdvisorStream”): During the quarter Broadridge also acquired AdvisorStream, a leading provider of digital engagement and marketing solutions for the global wealth and insurance industries. AdvisorStream's advisor marketing platform enables advisors to drive revenue and growth by providing personalized and consistent client communications. AdvisorStream is included in the Company’s GTO reportable segment.

Additional Acquisitions

Subsequent to June 30, 2021, Broadridge announced the acquisitions of the assets of Jordan & Jordan, as well as the approximately 68% of Alpha Omega that Broadridge did not already own.

The acquisition of the Jordan & Jordan assets will enable Broadridge to further extend its strategic regulatory reporting capabilities as well as add compliance and regulatory reporting consulting capabilities. The Alpha Omega acquisition will enable Broadridge to fully consolidate Alpha Omega’s post-trade matching and consolidation solution into its existing NYFIX connectivity and FIX infrastructure to better automate buy-side and sell-side firms’ trade matching processes.
Dividend Declaration and Increase
On August 11, 2021, Broadridge's Board of Directors (“the Board”) declared a quarterly dividend of $0.64 per share payable on October 5, 2021 to stockholders of record on September 15, 2021. This declaration reflects the Board's approval of an increase in the annual dividend amount by 11% from $2.30 to $2.56 per share, subject to the discretion of the Board to declare quarterly dividends. With this increase, the Company's annual dividend has increased for the 15th consecutive year since becoming a public company in 2007.
Earnings Conference Call
An analyst conference call will be held today, August 12, 2021 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-877-328-2502 within the United States and international callers may dial 1-412-317-5419.

A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through August 19, 2021, the recording will also be available by dialing 1-877-344-7529 passcode: 10158595 within the United States or 1-412-317-0088 passcode: 10158595 for international callers.

Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. GAAP except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings Per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. Depending on the period presented, these adjusted measures exclude the impact of: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) IBM Private Cloud Charges, (iv) Real Estate Realignment and Covid-19 Related Expenses, (v) Investment Gain, (vi) Software Charge (vii) Gain on Acquisition-Related Financial Instrument, and (viii) Gain on Sale of a Joint Venture Investment. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company’s acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. IBM Private Cloud Charges represent a charge on the hardware assets transferred to IBM and other charges related to the IBM Private Cloud Agreement. Real Estate Realignment and Covid-19 Related Expenses represent costs associated with the Company's real estate realignment initiative, including lease exit and impairment charges and other facility exit costs, as well as certain expenses associated with the Covid-19 pandemic. Investment Gain represents a non-operating, non-cash gain on a privately held investment. Software Charge represents a charge related to an internal use software product that is no longer expected to be used. Gain on Acquisition-Related Financial Instrument represents a non-operating gain on a financial instrument designed to minimize the Company's foreign exchange risk associated with the acquisition of Itiviti, as well as certain other non-operating financing costs associated with the Itiviti Acquisition. Gain on Sale of a Joint Venture Investment represents a non-operating, cash gain on the sale of one of the Company’s joint venture investments.
We exclude Acquisition and Integration Costs, IBM Private Cloud Charges, Real Estate Realignment and Covid-19 Related Expenses, the Investment Gain, the Software Charge, the Gain on Acquisition-Related Financial Instrument, and the Gain on Sale of a Joint Venture Investment from our Adjusted Operating income (as applicable) and other adjusted earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and enhances comparability across fiscal reporting periods, as these items are not reflective of our underlying operations or performance. We also exclude the impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, as these non-cash amounts are significantly impacted by the timing and size of individual acquisitions and do not factor into the Company's capital allocation decisions, management compensation metrics or multi-year objectives. Furthermore, management believes that this adjustment enables better comparison of our results as Amortization of Acquired Intangibles and Purchased Intellectual Property will not recur in future periods once such intangible assets have been fully amortized. Although we exclude Amortization of Acquired Intangibles and Purchased Intellectual Property from our adjusted earnings measures, our management believes that it is important for investors to understand that these intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities plus Proceeds from asset sales, less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.
Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2022 Financial Guidance” section and statements about our three-year objectives are forward-looking statements.

These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors described and discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2021 (the “2021 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2021 Annual Report.

These risks include:
•the potential impact and effects of the Covid-19 pandemic (“Covid-19”) on the business of Broadridge, Broadridge’s results of operations and financial performance, any measures Broadridge has and may take in response to Covid-19 and any expectations Broadridge may have with respect thereto;
•the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients;
•Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms;
•a material security breach or cybersecurity attack affecting the information of Broadridge’s clients;
•changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge;
•declines in participation and activity in the securities markets;
•the failure of Broadridge’s key service providers to provide the anticipated levels of service;
•a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services;
•overall market and economic conditions and their impact on the securities markets;
•Broadridge’s failure to keep pace with changes in technology and the demands of its clients;
•Broadridge’s ability to attract and retain key personnel;
•the impact of new acquisitions and divestitures; and
•competitive conditions.

Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with $5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge's technology and operations platforms underpin the daily trading of on average more than U.S. $9 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 13,000 associates in 21 countries.

For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
(516) 472-5129

Media:
Gregg Rosenberg
(212) 918-6966

Condensed Consolidated Statements of Earnings
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Revenues	$1,531.6	$1,361.9	$4,993.7	$4,529.0
Operating expenses:
Cost of revenues	1,016.7	884.2	3,570.8	3,265.1
Selling, general and administrative expenses	233.5	178.9	744.3	639.0
Total operating expenses	1,250.2	1,063.1	4,315.0	3,904.1
Operating income	281.4	298.8	678.7	624.9
Interest expense, net	(17.9)	(15.6)	(55.2)	(58.8)
Other non-operating income (expenses), net	72.8	11.6	72.7	13.4
Earnings before income taxes	336.4	294.8	696.2	579.5
Provision for income taxes	75.9	65.1	148.7	117.0
Net earnings	$260.4	$229.7	$547.5	$462.5

Basic earnings per share	$2.24	$2.00	$4.73	$4.03
Diluted earnings per share	$2.20	$1.97	$4.65	$3.95

Weighted-average shares outstanding:
Basic	116.1	115.0	115.7	114.7
Diluted	118.1	116.8	117.8	117.0

Amounts may not sum due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited)

In millions, except per share amounts	June 30, 2021	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$274.5	$476.6
Accounts receivable, net of allowance for doubtful accounts of $9.3 and $9.8, respectively	820.3	711.3
Other current assets	166.4	140.1
Total current assets	1,261.3	1,328.0
Property, plant and equipment, net	177.2	161.6
Goodwill	3,720.1	1,674.5
Intangible assets, net	1,425.0	583.8
Other non-current assets	1,536.2	1,141.9
Total assets	$8,119.8	$4,889.8
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$399.9
Payables and accrued expenses	1,102.7	829.9
Contract liabilities	185.3	111.2
Total current liabilities	1,288.0	1,341.0
Long-term debt	3,887.6	1,387.6
Deferred taxes	400.7	126.8
Contract liabilities	197.2	175.4
Other non-current liabilities	537.2	512.4
Total liabilities	6,310.6	3,543.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 116.1 and 115.1 shares, respectively	1.6	1.6
Additional paid-in capital	1,245.5	1,178.5
Retained earnings	2,583.8	2,302.6
Treasury stock, at cost: 38.3 and 39.3 shares, respectively	(2,030.9)	(2,035.7)
Accumulated other comprehensive income (loss)	9.2	(100.4)
Total stockholders’ equity	1,809.1	1,346.5
Total liabilities and stockholders’ equity	$8,119.8	$4,889.8

Amounts may not sum due to rounding.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

Dollars in millions. Amounts may not sum due to rounding.	Fiscal Year
	2021	2020
Cash Flows From Operating Activities
Net earnings	$547.5	$462.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	67.4	73.8
Amortization of acquired intangibles and purchased intellectual property	153.7	122.9
Amortization of other assets	113.6	102.6
Write-down of long-lived assets and related charges	31.4	30.4
Stock-based compensation expense	58.6	60.8
Deferred income taxes	52.0	29.0
Gain on forward foreign exchange derivative	(66.7)	—
Other	(31.7)	(26.9)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(42.4)	(33.5)
Increase in Other current assets	(29.6)	(17.9)
Increase in Payables and accrued expenses	144.3	58.6
Increase in Contract liabilities	12.4	12.2
Non-current assets and liabilities:
Increase in Other non-current assets	(454.5)	(352.7)
Increase in Other non-current liabilities	84.0	76.4
Net cash flows provided by operating activities	640.1	598.2
Cash Flows From Investing Activities
Capital expenditures	(51.9)	(62.7)
Software purchases and capitalized internal use software	(48.8)	(36.0)
Proceeds from asset sales	18.0	—
Acquisitions, net of cash acquired	(2,603.6)	(339.1)
Settlement of forward foreign exchange derivative	66.7	—
Other investing activities	(34.0)	(3.8)
Net cash flows used in investing activities	(2,653.7)	(441.7)
Cash Flows From Financing Activities
Debt proceeds	4,325.0	1,621.9
Debt repayments	(2,230.7)	(1,292.8)
Dividends paid	(261.7)	(241.0)
Purchases of Treasury stock	(21.5)	(69.3)
Proceeds from exercise of stock options	35.3	41.8
Other financing activities	(48.6)	(9.4)
Net cash flows provided by financing activities	1,797.8	51.2
Effect of exchange rate changes on Cash and cash equivalents	13.8	(4.3)
Net change in Cash and cash equivalents	(202.1)	203.4
Cash and cash equivalents, beginning of period	476.6	273.2
Cash and cash equivalents, end of period	$274.5	$476.6

Segment Results
(Unaudited)

In millions	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Revenues
Investor Communication Solutions	$1,221.5	$1,092.9	$3,867.5	$3,491.3
Global Technology and Operations	346.2	313.9	1,258.1	1,174.2
Foreign currency exchange	(36.1)	(44.8)	(131.9)	(136.4)
Total	$1,531.6	$1,361.9	$4,993.7	$4,529.0

Earnings (Loss) before Income Taxes
Investor Communication Solutions	$291.5	$259.8	$605.6	$464.1
Global Technology and Operations	31.3	72.1	223.3	245.0
Other	6.2	(39.3)	(153.0)	(146.3)
Foreign currency exchange	7.3	2.1	20.3	16.8
Total	$336.4	$294.8	$696.2	$579.5

Pre-tax margins:
Investor Communication Solutions	23.9%	23.8%	15.7%	13.3%
Global Technology and Operations	9.0%	23.0%	17.7%	20.9%
Amounts may not sum due to rounding.

Supplemental Reporting Detail - Additional Product Line Reporting
(Unaudited)

In millions	Three Months Ended June 30,			Fiscal Year Ended June 30,
	2021	2020	Change	2021	2020	Change
Investor Communication Solutions
Regulatory[1]	$380.7	$300.3	27%	$953.6	$792.5	20%
Data-driven fund solutions[1]	96.8	90.1	7%	358.0	339.4	5%
Issuer[1]	106.2	88.6	20%	189.0	156.7	21%
Customer communications[1]	135.6	137.3	(1%)	574.2	573.4	—%
Total ICS Recurring fee revenues	719.3	616.3	17%	2,074.8	1,862.0	11%

Equity and other	45.1	24.6	83%	124.6	79.5	57%
Mutual funds	27.8	43.1	(35%)	112.8	98.5	15%
Total ICS Event-driven fee revenues	72.9	67.8	8%	237.3	178.0	33%

Distribution revenues	429.3	408.8	5%	1,555.3	1,451.2	7%

Total ICS Revenues	$1,221.5	$1,092.9	12%	$3,867.5	$3,491.3	11%

Global Technology and Operations
Capital markets[1]	$201.1	$170.7	18%	$700.5	$650.2	8%
Wealth and investment management[1]	145.2	143.2	1%	557.6	524.0	6%
Total GTO Recurring fee revenues	346.2	313.9	10%	1,258.1	1,174.2	7%

Foreign currency exchange	(36.1)	(44.8)	(19%)	(131.9)	(136.4)	(3%)

Total Revenues	$1,531.6	$1,361.9	12%	$4,993.7	$4,529.0	10%

Revenues by Type
Recurring fee revenues	$1,065.5	$930.2	15%	$3,332.9	$3,036.3	10%
Event-driven fee revenues	72.9	67.8	8%	237.3	178.0	33%
Distribution revenues	429.3	408.8	5%	1,555.3	1,451.2	7%
Foreign currency exchange	(36.1)	(44.8)	(19%)	(131.9)	(136.4)	(3%)
Total Revenues	$1,531.6	$1,361.9	12%	$4,993.7	$4,529.0	10%

Amounts may not sum due to rounding.

1 In the second quarter of fiscal year 2021, the Company changed its presentation of disaggregated revenue by product line disclosures to reflect internal realignment of the Company’s revenue reporting, specifically as it relates to Recurring fee revenues. Presentation of disaggregated revenue by product line disclosures in prior periods have been changed to conform to the current period presentation.

Select Operating Metrics
(Unaudited)

	Three Months Ended June 30,			Fiscal Year Ended June 30,
In millions	2021	2020	% Change	2021	2020	% Change

Closed sales[1]	$118.1	$111.8	6%	$242.5	$238.9	2%

Record Growth[2]
Equity proxy	33%	11%		26%	10%
Mutual fund interims	11%	2%		10%	2%

Internal Trade Growth[3]	(1)%	22%		12%	9%

Amounts may not sum due to rounding.

[1]Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Broadridge’s 2021 Annual Report for a description of Closed sales and its calculation.

[2]Stock record growth and interim record growth measure the estimated annual change in total positions eligible for equity proxy materials and mutual fund and exchange-traded fund interim communications, respectively, for equities and mutual fund position data reported to Broadridge in both the current and prior year periods.

[3]Internal trade growth represents the estimate change in trade volumes for clients whose contracts are linked to trade volumes and who were on Broadridge’s trading platforms in both the current and prior year periods.

Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Reconciliation of Adjusted Operating Income
Operating income (GAAP)	$281.4	$298.8	$678.7	$624.9
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	56.8	32.0	153.7	122.9
Acquisition and Integration Costs	6.5	3.5	18.1	12.5
IBM Private Cloud Charges	—	(1.6)	—	32.0
Real Estate Realignment and Covid-19 Related Expenses	4.2	2.4	45.3	2.4
Software Charge	—	—	6.0	—
Adjusted Operating income (Non-GAAP)	$349.1	$335.2	$901.8	$794.8
Operating income margin (GAAP)	18.4%	21.9%	13.6%	13.8%
Adjusted Operating income margin (Non-GAAP)	22.8%	24.6%	18.1%	17.5%

Reconciliation of Adjusted Net earnings
Net earnings (GAAP)	$260.4	$229.7	$547.5	$462.5
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	56.8	32.0	153.7	122.9
Acquisition and Integration Costs	6.5	3.5	18.1	12.5
IBM Private Cloud Charges	—	(1.6)	—	32.0
Real Estate Realignment and Covid-19 Related Expenses	4.2	2.4	45.3	2.4
Software Charge	—	—	6.0	—
Investment Gain	—	—	(8.7)	—
Gain on Acquisition-Related Financial Instrument	(71.7)	—	(62.1)	—
Gain on Sale on a Joint Venture Investment	—	(6.5)	—	(6.5)
Subtotal of adjustments	(4.1)	29.9	152.2	163.4
Tax impact of adjustments (a)	1.8	(8.4)	(33.2)	(37.4)
Adjusted Net earnings (Non-GAAP)	$258.2	$251.2	$666.5	$588.5

In millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2021	2020	2021	2020
Reconciliation of Adjusted EPS
Diluted earnings per share (GAAP)	$2.20	$1.97	$4.65	$3.95
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.48	0.27	1.30	1.05
Acquisition and Integration Costs	0.06	0.03	0.15	0.11
IBM Private Cloud Charges	—	(0.01)	—	0.27
Real Estate Realignment and Covid-19 Related Expenses	0.04	0.02	0.38	0.02
Software Charge	—	—	0.05	—
Investment Gain	—	—	(0.07)	—
Gain on Acquisition-Related Financial Instrument	(0.61)	—	(0.53)	—
Gain on Sale on a Joint Venture Investment	—	(0.06)	—	(0.06)
Subtotal of adjustments	(0.03)	0.26	1.29	1.40
Tax impact of adjustments (a)	0.02	(0.07)	(0.28)	(0.32)
Adjusted earnings per share (Non-GAAP)	$2.19	$2.15	$5.66	$5.03

(a) Calculated using the GAAP effective tax rate, adjusted to exclude excess tax benefits associated with stock-based compensation of $2.4 million and $16.9 million for the three months and fiscal year ended June 30, 2021, and $5.8 million and $15.6 million for the three months and fiscal year ended June 30, 2020, respectively. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis. The tax impact of adjustments also excludes approximately $2.1 million and $10.6 million of Acquisition and Integration Costs for the three months and fiscal year ended June 30, 2021, respectively, which are not tax-deductible. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

	Fiscal Year Ended June 30,
	2021	2020
Reconciliation of Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$640.1	$598.2
Capital expenditures and Software purchases and capitalized internal use software	(100.7)	(98.7)
Proceeds from asset sales	18.0	—
Free cash flow (Non-GAAP)	$557.3	$499.5

Amounts may not sum due to rounding.

Fiscal Year 2022 Guidance
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth and Adjusted Operating Income Margin
(Unaudited)

FY22 Adjusted Earnings Per Share Growth Rate (a)
Diluted earnings per share - GAAP	(5) - 0% growth
Adjusted earnings per share - Non-GAAP	11 - 15% growth

FY22 Adjusted Operating Income Margin (b)
Operating income margin % - GAAP	~14%
Adjusted Operating income margin % - Non-GAAP	~19%

(a) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2022 Non-GAAP Adjusted earnings per share guidance estimates exclude, net of taxes, approximately $1.85 per share.

(b) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2022 Non-GAAP Adjusted Operating income margin guidance estimates excludes approximately $290 million.